UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. __)*

                                 VAXGEN, INC.
                               (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
                        (Title of Class of Securities)

                                  922390208
                                (CUSIP Number)

                                May 10, 2006
           (Date of Event Which Requires Filing of this Statement)

    Check the appropriate box to designate the rule pursuant to which this
                              Schedule is filed:

     [x] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

|---------------------------------------------------------------------------|
|CUSIP No. 922390208					  Page 2 of 10 Pages|
|---------------------------------------------------------------------------|
|									    |
|									    |
|---------------------------------------------------------------------------|
|1 |NAME OF REPORTING PERSON                                                |
|  |                                                                        |
|  |                                       Mallette Capital Management Inc. |
|  |                                                                        |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                       |
|--|------------------------------------------------------------------------|
|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]  |
|  |                                                               (b) [X]  |
|--|------------------------------------------------------------------------|
|3 |SEC USE ONLY                                                            |
|--|------------------------------------------------------------------------|
|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|  |                                                                        |
|  |           Delaware                                                     |
|---------------------------------------------------------------------------|
|                  |       5       |SOLE VOTING POWER                       |
|                  |               |                                        |
|    NUMBER OF     |               |           -0-                          |
|                  |---------------|----------------------------------------|
|      SHARES      |       6       |SHARED VOTING POWER                     |
|   BENEFICIALLY   |               |                                        |
|     OWNED BY     |               |           2,351,033 shares             |
|                  |---------------|----------------------------------------|
|       EACH       |       7       |SOLE DISPOSITIVE POWER                  |
|    REPORTING     |               |                                        |
|      PERSON      |               |           -0-                          |
|                  |---------------|----------------------------------------|
|       WITH       |       8       |SHARED DISPOSITIVE POWER                |
|                  |               |                                        |
|                  |               |           2,351,033 shares             |
|---------------------------------------------------------------------------|
|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|  |                                                                        |
|  |           2,351,033 shares                                             |
|--|------------------------------------------------------------------------|
|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]|
|--|------------------------------------------------------------------------|
|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|  |                                                                        |
|  |           7.1%                                                         |
|--|------------------------------------------------------------------------|
|12|TYPE OF REPORTING PERSON*                                               |
|  |           CO, IA                                                       |
|---------------------------------------------------------------------------|

|---------------------------------------------------------------------------|
|CUSIP No. 922390208					  Page 3 of 10 Pages|
|---------------------------------------------------------------------------|
|									    |
|									    |
|---------------------------------------------------------------------------|
|1 |NAME OF REPORTING PERSON                                                |
|  |                                                                        |
|  |                                      Mallette Capital Master Fund Ltd. |
|  |                                                                        |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                       |
|--|------------------------------------------------------------------------|
|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]  |
|  |                                                               (b) [X]  |
|--|------------------------------------------------------------------------|
|3 |SEC USE ONLY                                                            |
|--|------------------------------------------------------------------------|
|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|  |                                                                        |
|  |           Bermuda                                                      |
|---------------------------------------------------------------------------|
|                  |       5       |SOLE VOTING POWER                       |
|                  |               |                                        |
|    NUMBER OF     |               |           -0-                          |
|                  |---------------|----------------------------------------|
|      SHARES      |       6       |SHARED VOTING POWER                     |
|   BENEFICIALLY   |               |                                        |
|     OWNED BY     |               |           1,659,109 shares             |
|                  |---------------|----------------------------------------|
|       EACH       |       7       |SOLE DISPOSITIVE POWER                  |
|    REPORTING     |               |                                        |
|      PERSON      |               |           -0-                          |
|                  |---------------|----------------------------------------|
|       WITH       |       8       |SHARED DISPOSITIVE POWER                |
|                  |               |                                        |
|                  |               |           1,659,109 shares             |
|---------------------------------------------------------------------------|
|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|  |                                                                        |
|  |           1,659,109 shares                                             |
|--|------------------------------------------------------------------------|
|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]|
|--|------------------------------------------------------------------------|
|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|  |                                                                        |
|  |           5.0%                                                         |
|--|------------------------------------------------------------------------|
|12|TYPE OF REPORTING PERSON*                                               |
|  |           CO                                                           |
|---------------------------------------------------------------------------|

|---------------------------------------------------------------------------|
|CUSIP No. 922390208					  Page 4 of 10 Pages|
|---------------------------------------------------------------------------|
|									    |
|									    |
|---------------------------------------------------------------------------|
|1 |NAME OF REPORTING PERSON                                                |
|  |                                                                        |
|  |                                              Quinterol J. Mallette, MD |
|  |                                                                        |
|  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                       |
|--|------------------------------------------------------------------------|
|2 |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]  |
|  |                                                               (b) [X]  |
|--|------------------------------------------------------------------------|
|3 |SEC USE ONLY                                                            |
|--|------------------------------------------------------------------------|
|4 |CITIZENSHIP OR PLACE OF ORGANIZATION                                    |
|  |                                                                        |
|  |           United States                                                |
|---------------------------------------------------------------------------|
|                  |       5       |SOLE VOTING POWER                       |
|                  |               |                                        |
|    NUMBER OF     |               |           3,190 shares                 |
|                  |---------------|----------------------------------------|
|      SHARES      |       6       |SHARED VOTING POWER                     |
|   BENEFICIALLY   |               |                                        |
|     OWNED BY     |               |           2,351,033 shares             |
|                  |---------------|----------------------------------------|
|       EACH       |       7       |SOLE DISPOSITIVE POWER                  |
|    REPORTING     |               |                                        |
|      PERSON      |               |           3,190 shares                 |
|                  |---------------|----------------------------------------|
|       WITH       |       8       |SHARED DISPOSITIVE POWER                |
|                  |               |                                        |
|                  |               |           2,351,033 shares             |
|---------------------------------------------------------------------------|
|9 |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON            |
|  |                                                                        |
|  |           2,354,223 shares                                             |
|--|------------------------------------------------------------------------|
|10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]|
|--|------------------------------------------------------------------------|
|11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                       |
|  |                                                                        |
|  |           7.1%                                                         |
|--|------------------------------------------------------------------------|
|12|TYPE OF REPORTING PERSON*                                               |
|  |           IN                                                           |
|---------------------------------------------------------------------------|

Item 1(a).   Name of Issuer:

                                         VaxGen, Inc.


Item 1(b).   Address of Issuer's Principal Executive Offices:

                                          1000 Marina Boulevard, Suite 200
                                          Brisbane, CA 94005

Items 2(a)    Name and Principal Business Address of Person Filing:
and 2(b).

           This Schedule is being jointly filed by:

          (i) Mallette Capital Management Inc., a Delaware corporation, which acts as investment advisor to one or more domestic investment funds (the "Domestic Funds") and offshore investment funds (the "Offshore Funds", and collectively with the Domestic Funds, the "Funds"), with respect to the shares held by the Funds;

          (ii) Mallette Capital Master Fund Ltd., an investment company incorporated in Bermuda as an exempted mutual fund company, with respect to shares held by it;

          (iii) Quinterol J. Mallette, MD, the President of Mallette, with respect to all of the reported shares.


The principal business address of each reporting person is 800 Third Avenue, 9th Floor, New York, New York 10022.

Item 2(c).   Citizenship:

          (i)   Mallette Capital Management Inc. is a Delaware corporation.

	  (ii) Mallette Capital Master Fund Ltd. is an investment company incorporated in Bermuda as an exempted mutual fund company.

          (iii) Dr. Mallette is a citizen of the United States.

Item 2(d).   Title of Class of Securities:

          	Common Stock

Item 2(e).   CUSIP Number:

          	922390208

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) [ ]  Broker or Dealer registered under section 15 of the
		Act,

     (b) [ ]  Bank as defined in section 3(a)(6) of the Act,

     (c) [ ]  Insurance Company as defined in section 3(a)(19) of
		the Act,

     (d) [ ]  Investment Company registered under Section 8 of theInvestment
            	Company Act of 1940,

     (e) [x]  An investment adviser in accordance with ss. 240.13d-
            	1(b)(1)(ii)(E),

     (f) [ ]  An employee benefit plan or endowment fund in
          	accordance with ss. 240.13d-1(b)(1)(ii)(F),

     (g) [ ]  A parent holding company or control person in accordance with
          	ss. 240.13d-1(b)(1)(ii)(G),

     (h) [ ]  A savings association as defined in Section 3(b) of the
          	Federal Deposit Insurance Act,

     (i) [ ]  A church plan that is excluded from the definition ofan
          	investment company under section 3(c)(14) of the Investment Company Act of 1940,

     (j) [ ]  A group, in accordance with ss. 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

       The following states the beneficial ownership of the reporting persons as of May 19, 2006.

     Mallette Capital Management Inc.:

     (a)  Amount beneficially owned:  2,351,033 shares

     (b)  Percent of class: 7.1%

     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote: None
          (ii)  Shared power to vote or to direct the vote:
		2,351,033 shares
          (iii) Sole power to dispose or to direct the disposition of: None
          (iv)  Shared power to dispose or to direct the disposition of:
                2,351,033 shares

     Mallette Capital Master Fund Ltd.:

     (a)  Amount beneficially owned:  1,659,109 shares

     (b)  Percent of class: 5.0%

     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote: None
          (ii)  Shared power to vote or to direct the vote:
		1,659,109 shares
          (iii) Sole power to dispose or to direct the disposition of: None
          (iv)  Shared power to dispose or to direct the disposition of:
                1,659,109 shares

     Quinterol J. Mallette, MD:

     (a)  Amount beneficially owned:  2,354,223 shares

     (b)  Percent of class: 7.1%

     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote: 3,190 shares
          (ii)  Shared power to vote or to direct the vote:  2,351,033
		shares
          (iii) Sole power to dispose or to direct the disposition of:
		3,190 shares
          (iv) Shared power to dispose or to direct the disposition of: 2,351,033 shares


Item 5.  Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          The Funds have the right to receive dividends from and the proceeds of the sale of the subject securities owned by such entities. Other than Mallette Capital Master Fund Ltd., none of such parties individually owns beneficially more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.  Identification and Classification of Members of the Group.

          Not applicable.

Item 9.  Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below I (we) certify that, to the best of my (our) knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

After  reasonable inquiry and to the best of my (our) knowledge and belief,  I
(we) certify that the information set forth in this statement is true, complete and correct.


Dated:  May 22, 2006

  					      Mallette Capital Management Inc.
  					      /s/ Quinterol J. Mallette, MD
  					      ---------------------------------
  					      By: Quinterol J. Mallette, MD
  					      Title:  President

                                              Mallette Capital Master Fund Ltd.
  					      /s/ Quinterol J. Mallette, MD
  					      ---------------------------------
  					      By: Quinterol J. Mallette, MD
  					      Title:  Director

  					      /s/ Quinterol J. Mallette, MD
  					      ---------------------------------
    					      Quinterol J. Mallette, MD, an
     					      individual

                            Joint Filing Agreement

Mallette Capital Management Inc., a Delaware corporation, Mallette Capital Master Fund Ltd., an investment company incorporated in Bermuda as an exempted mutual fund company and Quinterol J. Mallette, MD, an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  May 22, 2006


  					      Mallette Capital Management Inc.
  					      /s/ Quinterol J. Mallette, MD
  					      ---------------------------------
  					      By: Quinterol J. Mallette, MD
  					      Title:  President

                                              Mallette Capital Master Fund Ltd.
  					      /s/ Quinterol J. Mallette, MD
  					      ---------------------------------
  					      By: Quinterol J. Mallette, MD
  					      Title:  Director

  					      /s/ Quinterol J. Mallette, MD
  					      ---------------------------------
    					      Quinterol J. Mallette, MD, an
     					      individual